Exhibit 99.2

Bryn Mawr Bank Corporation

NASDAQ: BMTC

Third Quarter 2010 Conference Call

Prepared Remarks

November 9, 2010

8:00 A.M. (Eastern Time)

Operator:

Good morning ladies and gentlemen. My name is (                    ); I will be your conference call operator today. At this time I would like to welcome everyone to the Bryn Mawr Bank Corporation’s quarterly conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star key and then the number 2. Thank you.

It is now my pleasure to turn the floor over to your host, Duncan Smith, Chief Financial Officer. Sir, you may begin your conference.

Duncan Smith:

Thank you, (                    ), and thanks everyone for joining us today. I hope you had a chance to review last night’s press release. If you have not received our press release it is available on our Website at bmtc.com or by calling 610-581-4925.

Ted Peters, Chairman and CEO, of Bryn Mawr Bank Corporation, has some comments on the quarter and our strategic initiatives. After that, we will take your questions.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation Web site or by calling 877-344-7529, and the Replay Passcode is 444122. A replay will be available approximately two hours after this call concludes.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words may, will, would, could, should, likely, possibly, probably, potentially, predict, contemplate, continue, believe, expect, anticipate, intend, plan, target, estimate, or words or phrases of similar meaning.

Forward looking statements by their nature are subject to risks and uncertainties. A number of factors, many of which are beyond the corporation’s control, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

All forward-looking statements discussed during this call are based on Management’s current beliefs and assumptions, and speak only as of the date and time they are made. The corporation does not undertake to update forward-looking statements. Thanks, now I would like to turn the call over to Ted.

Ted Peters:

Thanks, Duncan, and thank you everyone for joining us today.

After the close of the market yesterday we released our third quarter 2010 operating results, and I hope you have all had a chance to review our release. We reported a third quarter diluted loss per share of $0.08 and a net loss of $1 million. This includes approximately $4.3 million of pre-tax merger expenses related to the acquisition of First Keystone Financial, Inc. and a provision for loan and lease losses of $4.2 million. For the same period last year, the Corporation reported diluted earnings per share of $0.30 and net income of $2.6 million.

This quarter marked a very significant accomplishment for the Corporation beginning with the closing of the First Keystone Financial, Inc. acquisition, conversion of their customer accounts to a common computer system, changing all building signage, and merchandising and related collateral to Bryn Mawr Trust. We are now identified under a single brand and we are positioned for growth, particularly in our new markets. The combination of the two banks has gone extremely well and our entire team deserves a lot of credit for their thoughtful planning to make this a very smooth customer transition. We’re very proud of the team’s efforts.

I would now like to review our financial performance for the quarter.

Due to the success of new initiatives, along with improvements in financial markets, Wealth Management Division assets under management, administration, supervision and brokerage were $3.3 billion at September 30, 2010 up approximately 14.6% from the fourth quarter of 2009, and up approximately 21.4% from September 30, 2009.

Revenue from the Wealth Management Division fell slightly from the second quarter due to lower estate and tax preparation revenue. Revenue for the third quarter of 2010 was $3.7 million, down 5.4% from the second quarter of 2010 revenue of $3.9 million, but increased 6.7% from third quarter 2009 revenue of $3.5 million. We are actively pursuing many new leads and opportunities, especially those created by the recent announcement of the sale of Wilmington Trust.

As you undoubtedly noticed, deposit, loan and lease balances increased substantially from the second quarter as a result of the merger of First Keystone Financial, Inc. into Bryn Mawr Trust.

Deposit levels increased $321.8 million or 34.3% from December 31, 2009 to $1.3 billion as of September 30, 2010 primarily the result of the First Keystone Financial, Inc. merger. The cost of interest bearing deposits declined 13 basis points from the second quarter, partly the result of re-pricing First Keystone Financial, Inc. core transaction accounts. We are seeing almost no attrition of clients from the First Keystone side which is a true indication of what a great job our Bryn Mawr Trust/First Keystone team did with the acquisition and conversion.

At September 30, 2010, portfolio loan and lease balances totaled $1.2 billion, an increase of $290.7 million or 32.8% compared to $885.7 million at December 31, 2009, once again, primarily due to the First Keystone Financial, Inc. merger. As a result of management’s decision to reduce the lease portfolio, it has declined $10.2 million or 21.3% from December 31, 2009 to $37.6 million. The performance of the lease portfolio has shown steady and significant improvement with the delinquency rate declining 122 basis points to 1.65% as of September 30, 2010.

The tax-equivalent net interest margin was 3.66% for the third quarter of 2010 down 14 basis points from the second quarter of 2010 due primarily to declining market interest rates and the addition of lower yielding interest earning assets from the First Keystone Financial, Inc. merger.

Consumers continue to be motivated to refinance residential mortgages due to the historic low rate environment. Net revenue from the sale of residential mortgage loans for the quarter ended September 30, 2010 was $1.2 million, compared with $760 thousand from the quarter ended September 30, 2009.

At September 30, 2010, the allowance for loan and lease losses of $10.3 million was 0.88% of portfolio loans and leases compared to $10.4 million or 1.18% at December 31, 2009. The decrease in the allowance as a percentage of loans and leases is primarily due to the acquisition of FKF loan portfolio, which was recorded at its fair value without its previously recorded allowance for loan and lease losses.

Approximately $3.7 million of the $4.2 million provision for loan and lease losses in the third quarter of 2010 is related to two commercial relationships that were included in non-performing assets in prior periods. Non-performing loans and leases were 92 basis points of total portfolio loans and leases at September 30, 2010.

In mid-September, following the First Keystone Bank conversion activities, we initiated a multi- media advertising campaign promoting our four core competencies: Wealth Management, Retail Banking, Business Banking and Mortgage Banking. The goal of this campaign is to increase brand awareness, particularly in our new markets, and increase sales throughout the organization. Preliminary feedback on this campaign has been very positive.

We are looking forward to a solid fourth quarter and a strong 2011 as most of the First Keystone Financial, Inc. merger related expenses are behind us. In summary, Bryn Mawr Trust is fundamentally sound, profitable on a year-to-date basis and has the flexibility and agility to respond to the opportunities afforded by a strong capital base, asset quality, and liquidity.

Lastly, we continue to remain well-capitalized at both the bank and corporate level.

Before closing, I am pleased to announce that the corporation’s board of directors declared a quarterly dividend of $0.14 per share payable on December 1, 2010 to shareholders of record as of November 18, 2010. This is our 71st consecutive quarterly dividend.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?

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